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                                                                       EXHIBIT 8

            [LETTERHEAD OF RUBIN BAUM LEVIN CONSTANT & FRIEDMAN]


                               January 16, 1996


Coastwide Energy Services, Inc.
11111 Wilcrest Green Drive
Suite 300
Houston, Texas  77042

Ladies and Gentlemen:

     You have requested our opinion as to whether the proposed merger of Coastwide Energy Services, Inc., a Delaware corporation ("Coastwide"), with and into CNRG Acquisition Corp., a Delaware corporation ("CNRG"), which is a wholly-owned subsidiary of Tesoro Petroleum Corporation, a Delaware corporation ("Tesoro"), with CNRG being the surviving corporation from such merger (the "Coastwide Merger") will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

In reaching the opinions expressed below, we have reviewed and relied solely on
(i) the Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 30, 1995, by and among Tesoro, CNRG and Coastwide, (ii) the Joint Proxy Statement/Prospectus, which was filed with the Securities and Exchange Commission by Tesoro and Coastwide on January 16, 1996 (the "Joint Proxy Statement"), (iii) the representation letters, dated the date hereof, addressed to us in connection with the opinion set forth below from Tesoro and Coastwide, and (iv) such other information and materials as we have deemed appropriate.

     We have assumed that the Merger Agreement has been duly executed by each of the parties thereto and constitutes the valid, enforceable and legally binding obligation of such parties, that the Merger Agreement has not been amended or modified, that the parties to the Merger Agreement will act in accordance therewith, and that there are no other agreements or understandings among the parties in connection with the subject matter thereof.

     Based upon and subject to the foregoing, it is our opinion that the Coastwide Merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Code.


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Coastwide Energy Services, Inc.
January 16, 1996
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     We express no opinion concerning any United States, state, local or foreign tax matter relating to the Coastwide Merger and the other transactions described in the Merger Agreement and the Joint Proxy Statement, except as expressly set forth above.

The above opinion is based on the current provisions of the Code and the regulations thereunder, and on current interpretations of the Code and such regulations. The Code, the regulations and the interpretations described above are subject to change at any time, possibly with retroactive effect. Any such change could affect the continuing validity of the opinion set forth above. In rendering the above opinion we do not undertake to assume any obligation to advise you of any changes in laws which may occur after the date hereof or of any changes in facts which are brought to our attention after the date hereof.

     This letter is furnished by us solely for your benefit and the benefit of holders of issued and outstanding shares of Coastwide common stock as of the date hereof and may not be relied on in any manner or for any purpose by any other person or entity without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement, to the use of our name as your counsel with respect to the Joint Proxy Statement and to all references made to us therein.


                                        Very truly yours,

                                        /s/ RUBIN BAUM LEVIN CONSTANT & FRIEDMAN

                                        RUBIN BAUM LEVIN CONSTANT & FRIEDMAN